Exhibit 4.7

Harrah's Entertainment, Inc.
and
Harrah's Operating Company, Inc.

Floating Rate Contingent Convertible Senior Notes due 2024

First Supplemental Indenture
Dated as of September 9, 2005
to the
Amended and Restated Indenture dated as of July 28, 2005

U.S. Bank National Association,
as Trustee

        THIS FIRST SUPPLEMENTAL INDENTURE, dated as of September 9, 2005 (this "Supplemental Indenture"), is among Harrah's Entertainment, Inc., a Delaware corporation (the "Parent"), Harrah's Operating Company, Inc., a Delaware corporation and the direct, wholly owned subsidiary of the Parent (the "Company"), and U.S. Bank National Association, as trustee (the "Trustee").

W I T N E S S E T H:

        WHEREAS, reference is made to that certain Amended and Restated Indenture, dated as of July 28, 2005, by and among the Parent, the Company, as successor to Caesars Entertainment, Inc., a Delaware corporation ("Caesars"), and the Trustee, (the "Indenture"), with respect to the Company's Floating Rate Contingent Convertible Senior Notes due 2024 (the "Securities");

        WHEREAS, pursuant to Section 9.01(c) of the Indenture, the Company and the Trustee may amend or supplement the Indenture to make any other change that does not adversely affect the rights of any Holder in any material respect;

        WHEREAS, as a result of the Company's assumption of the Securities in connection with the merger of Caesars with and into the Company on June 13, 2005, the Securities will be treated as reissued for U.S. federal income tax purposes;

        WHEREAS, the Securities treated as reissued will be treated as indebtedness subject to the U.S. Treasury Regulations governing contingent payment debt instruments;

        WHEREAS, this Supplemental Indenture is intended to amend the form of Global Security attached as Exhibit A to the Indenture to add a legend required by U.S. Treasury Regulations to be included on contingent payment debt instruments, such as the Securities;

        WHEREAS, the amendments set forth herein are authorized pursuant to Section 9.01(c) of the Indenture referred to above; and

        WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.

        NOW THEREFORE, THIS INDENTURE WITNESSETH, that, for and in consideration of the above premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

        Section 1.    Capitalized Terms.    Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture. Unless the context otherwise requires, from and after the date hereof, all references to the Indenture shall mean the Indenture as amended and supplemented hereby.

        Section 2.    Amendments to the Indenture.

        The Parent, the Company and the Trustee hereby agree as follows:

        (a)   Exhibit A to the Indenture shall be amended to add the following legend immediately following the Transfer Restricted Securities Legend:

          [Include only on Certificated Securities.]

          [THIS SECURITY IS SUBJECT TO THE U.S. FEDERAL INCOME TAX REGULATIONS GOVERNING CONTINGENT PAYMENT DEBT INSTRUMENTS. UNDER THESE REGULATIONS, A HOLDER OF THIS SECURITY GENERALLY MUST USE THE COMPANY'S DETERMINATION OF THE COMPARABLE YIELD AND SCHEDULE OF PROJECTED PAYMENTS IN DETERMINING THE AMOUNT OF INTEREST THE HOLDER IS REQUIRED TO ACCRUE FOR U.S. FEDERAL INCOME TAX PURPOSES. THE COMPANY AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS

  SECURITY, UPON WRITTEN REQUEST, THE ISSUE PRICE, ISSUE DATE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE COMPANY AT THE FOLLOWING ADDRESS: HARRAH'S OPERATING COMPANY, INC., c/o HARRAH'S ENTERTAINMENT, INC., ONE HARRAH'S COURT, LAS VEGAS, NEVADA 89119, ATTENTION: CORPORATE SECRETARY.]

        (b)   Exhibit A to the Indenture shall be amended to add the following legend immediately following the Global Securities Legend:

          [Include only on Global Securities.]

          [THIS GLOBAL SECURITY IS SUBJECT TO THE U.S. FEDERAL INCOME TAX REGULATIONS GOVERNING CONTINGENT PAYMENT DEBT INSTRUMENTS. UNDER THESE REGULATIONS, A HOLDER OF A BENEFICIAL INTEREST IN THIS GLOBAL SECURITY GENERALLY MUST USE THE COMPANY'S DETERMINATION OF THE COMPARABLE YIELD AND SCHEDULE OF PROJECTED PAYMENTS IN DETERMINING THE AMOUNT OF INTEREST THE HOLDER IS REQUIRED TO ACCRUE FOR U.S. FEDERAL INCOME TAX PURPOSES. THE COMPANY AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF A BENEFICIAL INTEREST IN THIS GLOBAL SECURITY, UPON WRITTEN REQUEST, THE ISSUE PRICE, ISSUE DATE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE COMPANY AT THE FOLLOWING ADDRESS: HARRAH'S OPERATING COMPANY, INC., c/o HARRAH'S ENTERTAINMENT, INC., ONE HARRAH'S COURT, LAS VEGAS, NEVADA 89119, ATTENTION: CORPORATE SECRETARY.]

        Section 3.    Ratification and Effect.

        Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

        Upon and after the execution of this Supplemental Indenture, each reference in the Indenture to "this Indenture", "hereunder", "hereof" or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

        Section 4.    Governing Law.

        THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AS SUPPLEMENTED AND AMENDED HEREBY, AND THE SECURITIES WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

        Section 5.    Counterpart Originals.

        The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        Section 6.    Effect of Headings.    The Section headings herein are for convenience only and shall not affect the construction hereof.

(Signatures on following page)

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Harrah's Operating Company, Inc., a Delaware corporation

By:	/s/ JONATHAN S. HALKYARD
	Name:	Jonathan S. Halkyard
	Title:	Senior Vice President and Treasurer

Harrah's Entertainment, Inc., a Delaware corporation

By:	/s/ JONATHAN S. HALKYARD
	Name:	Jonathan S. Halkyard
	Title:	Senior Vice President and Treasurer

U.S. Bank National Association, as Trustee

By:	/s/ RICHARD PROKOSCH
	Name:	Richard Prokosch
	Title:	Vice President